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                                                                    EXHIBIT 99.2

Company Press Release

CalComp to Consider Strategic Alternatives,
Following Notice That Funding Will Cease

ANAHEIM, Calif.--Dec. 29, 1998--CalComp Technology Inc. (Nasdaq:CLCP) said today it has been notified by Lockheed Martin Corporation (NYSE:LMT), the company's majority shareholder, that it will not increase CalComp's existing credit capacity beyond the currently available $43 million to fund its continuing operations.

CalComp also said that since it expects to reach its credit limit during January 1999, and does not anticipate it will be able to obtain additional funding from other sources, the company will be required to consider strategic alternatives, including the sale of some or all of its operations, an orderly shut-down of its operations, and should neither of these options be successfully realized, the possible filing for protection under Chapter 11 of the Bankruptcy Code.

John C. Batterton, CalComp's president and chief executive officer, said the company has also been notified by Lockheed Martin that it will consider providing additional funding over approximately a six-month period to assist CalComp in a non-bankruptcy related shut-down of operations. He said such assistance might allow CalComp to sell its proprietary CrystalJet printing technology and liquidate other non-core related businesses in an orderly manner. CalComp has notified Lockheed Martin of its acceptance of Lockheed Martin's proposal to fund such a shut-down of operations in accordance with a plan expected to be approved by both CalComp and Lockheed Martin in early January. Batterton noted that even though no assurances can be given that an agreement with Lockheed Martin for additional funding necessary for the orderly shut-down will be reached, the company is optimistic that such an agreement will be arranged by early January.

The company believes that an orderly shut-down of its operations will likely lead to its liquidation and dissolution. Distributions, if any, to common shareholders will be based on proceeds received from the anticipated sale of assets and operations, offset by amounts owed to creditors.

"We appreciate Lockheed Martin's long-term support of CalComp, but understand that our organization is not considered strategic to their primary business," said Batterton. "CalComp's immediate and priority focus, therefore, will be to effect the required actions that will be in the best interests of our shareholders, creditors, customers and employees."

Batterton added that the company expects to cease shipments of its recently developed CrystalJet-based line of printers until current issues are resolved.

CalComp Technology is a leading developer and manufacturer of computer graphics peripherals and supplies, for personal, business and professional applications. As an industry leader in piezo inkjet technology, CalComp develops image marking systems and components that support advanced digital printing applications. Corporate offices are located in Anaheim, Calif. For more information, visit the
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CalComp web site at www.calcomp.com, or call 800 CALCOMP (800/225-2667.)

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company's ability to successfully reach an agreement to obtain funding for an orderly shut-down of its operations.

___________________
Contact:

       CalComp Technology Inc., Anaheim
       John J. Millerick, 714/821-2500